BacterinAwarded Approved Vendor Status for American Medical Concepts’ Network of Hospitals in the Northwest U.S.

BELGRADE, MT, – October24, 2011 – Bacterin International Holdings, Inc. (NYSE Amex: BONE), a leader in the development of revolutionary bone graft material and antimicrobial coatings for medical applications,has been awarded approved vendor status byAmerican Medical Concepts (AMC), the largest multi-specialty Orthopedic, Spine and Neuro distribution company in the Northwest region of the U.S.

The award gives Bacterin ‘pre-approved,’ ready-access to market its full portfolio of products, including the existing Cranio-maxillofacial (CMF) line of orthopedic implants as well as the pending sustained release antimicrobial coatings and device implants, to AMC’s entire network of hospitals andfreestanding surgery centers.

“Our pre-approved status with AMC opens the door to a leading healthcare delivery networkthat is dominate in the Northwest. We are pleased to partner with such a prestigious group as AMC to distribute our current and future products,” said Guy Cook, Bacterin’schairman and CEO.

Rob Goodman, co-founder of AMC, commented: “We’re excited to add Bacterin into our portfolio of products, and we expect Bacterin’s products to be well received by our accounts across the region.This includes Bacterin’sQuickScrew™, theirunique pre-loaded surgical screw delivery system for CMF procedures,which provides a new level of speed and convenience during surgery.”

Added Cook:“For more than 20 years, AMChas beendedicated to providing the best patient care by delivering quality equipment and medical supplies. Their endorsement is a strong validation of ourcurrent biologic portfolio and future product pipeline.”

About American Medical Concepts
American Medical Concepts, Inc. distributes orthopedic and spinal implant devices in the Northwest United States. The company provides medical, surgical, prosthetic, and orthopedic devices for the spine, knees, hips, trauma and biologics. The company was founded in 1992 with its main distribution center in Portland, Oregon. AMC has offices in Portland, Seattle, WA, AK, ID and HI and runs its financial services in Eugene, OR. For further information, please visit www.americanmedical.com.

About Bacterin International Holdings
Bacterin International Holdings, Inc. (NYSE Amex: BONE) develops, manufactures and markets biologics products to domestic and international markets. Bacterin's proprietary methods optimize the growth factors in human allografts to create the ideal stem cell scaffold to promote bone, subchondral repair and dermal growth. These products are used in a variety of applications including enhancing fusion in spine surgery, relief of back pain, promotion of bone growth in foot and ankle surgery, promotion of cranial healing following neurosurgery and subchondral repair in knee and other joint surgeries.

Bacterin's Medical Device division develops, employs, and licenses bioactive coatings for various medical device applications. Bacterin's strategic coating initiatives include antimicrobial coatings designed to inhibit biofilm formation and microbial contamination. For further information, please visit www.bacterin.com.

Company Contact:
Guy Cook
President & CEO
Bacterin International Holdings, Inc.
Tel 406-388-0480
gcook@bacterin.com

Investor Relations:
Liolios Group, Inc.
Scott Liolios or Ron Both
Tel 949-574-3860
info@liolios.com